As filed with the Securities and Exchange Commission on 30 September 2003
                                                      Registration No. 333-10474
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM F-3

                            TO REGISTRATION STATEMENT
                           ON FORM F-1 (NO. 333-10474)
                                      Under
                           THE SECURITIES ACT OF 1933


                                HSBC Holdings plc
             (Exact name of Registrant as Specified in its Charter)


            England                                      98-0209906
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organisation)

                                 8 Canada Square
                                 London E14 5HQ
                                     England
                         Tel. No.: (011-44-20) 7991-8888
   (Address and telephone number of Registrant's principal executive offices)

                                Philip S. Toohey
                                  HSBC Bank USA
                                 One HSBC Center
                             Buffalo, New York 14203
                            Tel. No.: (716) 841-2473
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                               Ashar Qureshi, Esq.
                       Cleary, Gottlieb, Steen & Hamilton
                              55 Basinghall Street
                                 London EC2V 5EH
                                     England

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

         This registration statement covers US$ aggregate principal amount of US$1,000,000,000 7.5pct. Subordinated Notes due 2009 and (euro)300,000,000
5.5pct. Subordinated Notes due 2009 (the "Notes") of HSBC Holdings for resale by affiliates of HSBC Holdings, including HSBC Securities (USA) Inc., in market-making transactions on an ongoing basis after the initial offering has begun. The prospectus to be used in the initial offering was filed as Pre-Effective Amendment No. 1 to Form F-1 (Reg. No. 333-10474) on 24 June 1999. The prospectus to be used in market-making transactions follows immediately after this explanatory note.

                 Subject to completion, dated 30 September 2003

Prospectus


                                HSBC Holdings plc



US$1,000,000,000 7.5 pct. Subordinated Notes due 2009
Issue price:  99.552 pct.
Interest payable 15 January and 15 July
(euro) 300,000,000 5.5 pct. Subordinated Notes due 2009
Issue price: 99.035 pct.
Interest payable 15 July

                   -----------------------------------------


Payment of principal of the Notes may be accelerated only in the event that HSBC Holdings is wound up. In certain circumstances, HSBC Holdings may defer, without it causing an event of default, payments of principal and interest in respect of the Notes. HSBC Holdings may, in the event of certain changes in tax laws of the United Kingdom or in certain other circumstances, redeem all of the Notes at 100 pct. of their principal amount plus accrued interest, subject to applicable regulatory consents. See 'Description of Subordinated Notes'.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The Notes are listed on the London Stock Exchange.

HSBC Securities (USA) Inc., an affiliate of HSBC Holdings, will use this prospectus in connection with offers and sales of the Notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. HSBC Securities (USA) Inc. may act as principal or agent in these transactions.

                           HSBC Securities (USA) Inc.

                                 September 2003



The information contained in this prospectus is not complete and may be changed. This prospectus is not an offer to sell, and it is not soliciting nor is it seeking an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

You should rely only on the information contained in this document or to which we have referred you. We have not authorised anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.

     HSBC Holdings accepts responsibility for the information contained in this prospectus. To the best of the knowledge and belief of HSBC Holdings (which has taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

     This document does not constitute or form any part of any offer or invitation to sell or issue, or any solicitation of any offer to purchase or subscribe for, any Notes, nor shall it (or any part of it) or the fact of its distribution form the basis of, or be relied on in connection with, any contract therefor.

     The distribution of this prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes should inform themselves about and observe any such restrictions.

     This document may only be issued or passed on in the United Kingdom to a person who is of a kind described in Article 11(3) of the UK Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom this prospectus may otherwise lawfully be issued or passed on. For a further description of certain restrictions on offering, sale, resale and delivery of the Notes and on distribution of this prospectus see 'Plan of Distribution'.

                              ABOUT THIS PROSPECTUS

     As used in this prospectus and in any prospectus supplement, the terms "HSBC Holdings," "we," "us" and "our" refer to HSBC Holdings plc, and the terms "HSBC Group" and "HSBC" mean HSBC Holdings and its subsidiary undertakings. In addition, the term "UK GAAP" means generally accepted accounting principles in the United Kingdom and the term "US GAAP" means generally accepted accounting principles in the United States.

     Our consolidated financial statements are published in US dollars. In this prospectus and any prospectus supplement, "US dollars" or "$" refers to US currency and "euro" or "(euro)" refers to the single currency adopted by those states participating in the European Monetary Union from time to time.

                LIMITATIONS ON ENFORCEMENT OF US LAWS AGAINST US,
                            OUR MANAGEMENT AND OTHERS

     We are an English public limited company. Most of our directors and executive officers (and certain experts named in this prospectus or in documents incorporated by reference) are resident outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in US courts judgments obtained in US courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors, Norton Rose, that there is doubt as to enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of US courts, of liabilities predicated solely upon the federal securities laws of the United States.

                 WHERE YOU CAN OBTAIN MORE INFORMATION ABOUT US

     We file annual reports and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room.

     The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the documents listed below.

o    Report on Form 6-K dated 16 September 2003;

o Item 8 (other than the table captioned "Selected Quarterly Financial Data (Unaudited)") from Household International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 (File. No.001-08198);

o Item 1 from Household International, Inc.'s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File. No.001-08198);

o Report on Form 6-K dated 4 August 2003 (presenting interim results for HSBC Holdings plc);

o    Annual Report on Form 20-F, as amended, for the year ended 31 December
     2002;

o any future Reports on Form 6-K that indicate they are incorporated into this registration statement; and

o any future Annual Reports on Form 20-F that we may file with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"), until we sell all of the securities that may be offered through this prospectus.


     You may request a copy of these documents at no cost to you by writing or telephoning us at either of the following addresses:

     Group Company Secretary
     HSBC Holdings
     8 Canada Square
     London
     E14 5HQ England
     Tel: 011 (44-20) 7260-0500

     HSBC Holdings
     c/o HSBC Bank USA
     452 Fifth Avenue
     New York, New York, 10018
     Attn: Investor Affairs
     Tel: (212) 525-5000

     We will provide to the trustee referred to under "Description of Subordinated Debt Securities" and the depositary referred to under "Description of American Depositary Receipts" our annual reports, which will include a description of operations and annual audited consolidated financial statements prepared under UK GAAP, together with a reconciliation of net income and shareholders' funds to US GAAP. We will also furnish the trustee and the depositary with interim reports which will include unaudited interim consolidated financial information prepared under UK GAAP and which may contain a reconciliation of net income and shareholders' funds to US GAAP. The trustee and the depositary, as appropriate, will mail such reports to a holder of these securities who requests a copy.

                                      HSBC

     HSBC is one of the largest banking and financial services organisations in the world, with a market capitalisation of US$105 billion at 31 December 2002. At the end of 2002, HSBC had total assets of US$759 billion and shareholders' equity of US$52 billion. For the year ended 31 December 2002, HSBC's operating profit was US$9 billion on revenues of US$27 billion. HSBC is a strongly capitalised banking group with a total capital ratio of 13.3 per cent and a tier 1 capital ratio of 9.0 per cent as at 31 December 2002.

     Headquartered in London, HSBC operates through long-established businesses in five regions: Europe; Hong Kong; the rest of Asia-Pacific, including the Middle East and Africa; North America; and South America. Within each of these geographical regions, the principal businesses operate essentially as domestic banks and typically have a large retail deposit base, together with strong liquidity and capital ratios, and provide services to personal, commercial and large corporate and institutional customers. By using HSBC's extensive technological links, businesses are able to access its wide range of products and services and adapt them to local customer needs. In addition, in certain key locations - London, Hong Kong, New York, Geneva, Paris and Dusseldorf - HSBC has significant investment and/or private banking operations which, together with its commercial banks, enable HSBC to service the requirements of its high net worth personal, corporate and institutional customers.

     Through its international network of over 8,000 offices in 80 countries and territories, HSBC provides a comprehensive range of financial services to personal, commercial, corporate, institutional and investment, and private banking clients. The establishment of HSBC as a uniform, international brand has ensured that the Group's corporate symbol has become an increasingly familiar sight across the world.

     HSBC's largest and best-known subsidiaries and their primary areas of operation are:

     o    The Hongkong and Shanghai    Hong Kong SAR, with an extensive network
          Banking Corporation Limited  throughout Asia-Pacific

     o    Hang Seng Bank Limited       Hong Kong SAR

     o    HSBC Bank plc                United Kingdom

     o    CCF S.A.                     France

     o    HSBC Bank USA                New York State in the United States

     o    Household International,     United States
          Inc.

     o    HSBC Bank Brasil S.A.-Banco  Brazil
          Multiplo

     o    HSBC Private Banking         Switzerland, Hong Kong SAR, Monaco,
          Holdings (Suisse) S.A.       Luxembourg, United Kingdom, Singapore and
                                       the Channel Islands

     o    Grupo Financiero Bital S.A.  Mexico
          de C.V.


                                 USE OF PROCEEDS

     The net proceeds from the sale of the Notes were approximately US$1,288,000,000. The Notes were issued for regulatory capital purposes and HSBC Holdings used the proceeds to finance, in part, its acquisition of Republic New York Corporation and Safra Republic Holdings S.A.


                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERENCE SHARE DIVIDENDS

     The ratios of earnings to combined fixed charges and preference share dividends for HSBC for the periods indicated, using financial information calculated in accordance with UK GAAP and estimated financial information adjusted to reflect US GAAP, are:



                                           Six months
                                           to June 30,               Year ended December 31,
                                        -------------------------------------------------------------------------
                                                 2003        2002        2001       2000        1999        1998
-----------------------------------------------------------------------------------------------------------------


Ratios in accordance with UK GAAP
Excluding interest on deposits..........         7.54        6.57        4.90       5.83        7.84        6.77
Including interest on deposits..........         1.80        1.66        1.35       1.38        1.45        1.29

Ratios in accordance with US GAAP
Excluding interest on deposits..........         6.28        5.42        4.90       5.67        7.38        6.32
Including interest on deposits..........         1.65        1.53        1.34       1.37        1.42        1.26


     For the purpose of calculating the ratios of earnings to combined fixed charges and preference share dividends, earnings consist of income from continuing operations before taxation and minority interests, plus fixed charges and after deduction of the unremitted pre-tax income of associated undertakings. Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate, preference share dividends, as applicable, and the proportion of rental expense deemed representative of the interest factor.

                        DESCRIPTION OF SUBORDINATED NOTES

     The Dollar Notes and Euro Notes (the "Notes") were issued under an indenture dated as of 6 July 1999 between HSBC Holdings as issuer and The Chase Manhattan Bank, as trustee. A copy of the indenture has been filed with the US Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. The indenture does not limit the amount of securities that may be issued under it and provides that securities may be issued from time to time in one or more series. This summary is not complete and is qualified in its entirety by reference to the detailed provisions of the US Trust Indenture Act of 1939 and the indenture. Defined terms used in this section but not otherwise defined in this prospectus have the meanings assigned to them in the relevant indenture.

General

     We have issued US$1,000,000,000 aggregate principal amount of the Dollar Notes and (euro)300,000,000 aggregate principal amount of the Euro Notes. The Dollar Notes and the Euro Notes will mature on 15 July 2009.

     The Notes constitute our direct and unsecured subordinated obligations, and rank equally in right of payment with each other and with any of our other unsecured and subordinated indebtedness. Your right to payment as a holder of the Notes, in the event of our winding up, is subordinated to the claims of depositors and all our other creditors except for other subordinated obligations as described above. The subordination provisions of the indenture and the Notes are governed by English law.

     Interest on the Notes accrues at the rates shown on the front cover of this prospectus. Interest on the Dollar Notes is paid semi-annually in arrear on each 15 July and 15 January. Interest on the Euro Notes is paid annually in arrear on each 15 July. Interest on the Notes accrues from 6 July 1999. The first payment of interest on the Dollar Notes was made on 15 January 2000. The first payment of interest on the Euro Notes was made on 15 July 2000.

     We pay all interest which is due on the global notes to the note depositary and, if definitive registered Notes are issued, to the holders of record 15 calendar days immediately before such interest payment date.

     The Notes bear interest on overdue principal and premium, if any, and to the extent permitted by law, overdue interest, at the relevant rate per annum shown on the front cover of this prospectus. Interest on the Dollar Notes is computed on the basis of a 360-day year of twelve months of 30 days. Interest on the Euro Notes is computed on the basis of the actual number of days in the calculation period divided by 365 (or, if any portion of that calculation period falls in a leap year, the sum of (a) the actual number of days in that portion of the calculation period falling in a leap year, divided by 366 and (b) the actual number of days in that portion of the calculation period falling in a non-leap year, divided by 365).

     The Notes will become void unless presented for payment within ten years in the case of a payment of principal and premium, if any, and five years in the case of a payment of interest. All sums paid by us to a paying agent or the trustee for the payment of principal and any premium or any interest on any Note that remain unclaimed at the end of two years after their original due date will be repaid to us by the paying agent or the trustee, and you may only look to us after such date for payment.

Form, Settlement and Clearance

     General. The Dollar Notes and the Euro Notes are represented by global notes in bearer form, without coupons.

     Each global note has been deposited on issue with HSBC Bank USA, as note depositary. HSBC Bank USA holds the dollar global notes for the benefit of The Depository Trust Company ("DTC") and its participants and the euro global notes for the benefit of Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System and Clearstream and their participants pursuant to the terms of a note deposit agreement dated as of 6 July 1999 between us, the note depositary and the holders and beneficial owners from time to time of the Notes.

     Pursuant to the note deposit agreement, the note depositary has issued one or more note depositary interests in book-entry form only which represent a 100 per cent interest in the underlying Dollar Notes to DTC and its nominees. The note depositary has also issued one or more certificates representing note depositary interests which will represent a 100 per cent interest in the underlying euro global note to HSBC Bank plc as common depositary for Euroclear and Clearstream. The note depositary interests in respect of all the Notes is shown on, and transfers are effected through, records maintained in book-entry form by DTC, Euroclear and Clearstream with respect to their participants' interest and by their participants in respect of indirect participants. Unless and until each respective global note is exchanged in whole for definitive Notes, the note depositary interests held by these clearing agencies may only be transferred as a whole.

     So long as the note depositary, or its nominee, is the holder of a global note, we, the trustee and any paying agent will treat the note depositary or its nominee, as the case may be, as the absolute owner of such global note for all purposes under the indenture. While the Notes remain in global form, participants will not be considered by us, the trustee or any paying agent to be the owners or holders of the Notes. For more information on the rights of holders of definitive Notes, please see '-Definitive Notes' below. Each person owning a note depositary interest must rely on the procedures of the note depositary and the relevant clearing agency and, if such person is not a participant in a relevant clearing agency, on the procedures of the participant through which such person owns its interest, to exercise any rights and obligations of a holder under the indenture or the note deposit agreement. For more information on the rights of holders of interest in the Notes, please see '-Action by holders of Notes' below.

     Information Concerning DTC, Euroclear and Clearstream. DTC has advised us that:

          o DTC is a limited purpose trust company organised under the New York Banking Law;

          o DTC is a 'banking organisation' within the meaning of the New York Banking Law;

          o    DTC is a member of the Federal Reserve System;

          o DTC is a 'clearing corporation' within the meaning of the New York Uniform Commercial Code; and

          o DTC is a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

     DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organisations, some of whom own interests in DTC. Access to the DTC book-entry system is also available to others, such as banks, broker-dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Euroclear and Clearstream have advised us that:

          o Euroclear and Clearstream each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. This eliminates the need for physical movements of certificates.

          o Euroclear and Clearstream each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing;

          o Euroclear and Clearstream each also deal with domestic securities markets in several countries through established depositary and custodial relationships; and

          o Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

     Account holders in both Euroclear and Clearstream are world-wide institutions including securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

     An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operating procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

     Because DTC, Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge their interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some states in the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to such persons may be limited. In addition, beneficial owners of book-entry interests through the DTC system will receive distributions through DTC participants and beneficial owners of book-entry interests through Euroclear or Clearstream will receive distributions only through Euroclear or Clearstream participants.

     We understand that under existing industry practices, if either we or the trustee requests any action by you or if you wish to give instructions or take any action that you are entitled to give or take under the indenture, each clearing agency will authorise their participants to give instructions or take such action. Any participant would authorise indirect participants to give instructions or take action or would otherwise act upon the instructions of the indirect participants.

     Payments on the global note. We make payments of any amounts due in respect of the global notes through a paying agent to the note depositary, as the holder of the global notes. Upon receipt of these amounts, the note depositary pays these amounts, in respect of Dollar Notes to DTC and, in respect of Euro Notes, to Euroclear and Clearstream. The clearing agencies will distribute such payments to their participants.

     We make any payments under the Notes without deduction or withholding for any UK taxes or other governmental charges unless such deduction or withholding is required by law. If any such deduction or withholding is required to be made under the provisions of any applicable UK law or regulation, then, subject to the exceptions described below under '-Additional Amounts', we pay such additional amounts as may be necessary so that the net amount received by you, after such deduction or withholding, is not less than the amount you would have received if such deduction or withholding had not taken place. We understand that the clearing agencies, upon receipt of any such payment, will immediately credit their participants' accounts with payments in amounts proportionate to their respective ownership of note depositary interests, as shown on the records of the clearing agencies. Payments by participants to owners of note depositary interests held through such participants are governed by standing customer instructions and customary practices and are the responsibility of such participants.

     Neither we nor the trustee, the note depositary nor any agent have any responsibility or liability for any aspect of the records relating to or payments made by any clearing agency on account of a participant's ownership of the note depositary interests or for maintaining, supervising or reviewing any records relating to a participant's interests in the note depositary interests.

     Redemption. In the event that we redeem the global notes of any series, the note depositary will redeem an equal amount of the note depositary interests issued to the clearing agencies in respect of such series of Notes. The redemption price payable in connection with the redemption of note depositary interests will be equal to the amount received by the note depositary in connection with the redemption of the global notes.

     Action by holders of Notes. We understand that under existing industry practices, if we request that the holders of Notes of any series take any action or if the holders of Notes of any series wish us to take any action pursuant to the indenture or the note deposit agreement, the clearing agencies will authorise their participants owning the relevant note depositary interests in respect of such series of Notes to give or take such action, and such participants would authorise indirect participants to give or take such action or would otherwise act upon the instructions of owners of such series of Notes holding through them.

     As soon as practicable after receipt by the note depositary of notice of any solicitation of consents or request for a waiver or other action, the note depositary will mail to the appropriate clearing agency a notice containing the following information:

          o a statement that at the close of business on a specified record date, the clearing agencies will be entitled to instruct the note depositary as to the consent, waiver or other action, if any, relating to the Notes; and

          o a statement as to the manner in which such instructions may be given.

     Upon the written request of any clearing agency the note depositary will endeavour, to the extent possible, to take the action regarding the requested consent, waiver or other action in respect of the Notes in accordance with any instructions contained in such request. We would expect the clearing agencies to follow the procedures described above with respect to soliciting instructions from their participants. The note depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the note deposit agreement or the indenture.

     Reports. The note depositary immediately sends to the clearing agencies a copy of any notices, reports and other communications received by it relating to us or the Notes.

     Action by note depositary. If an Event of Default or a Default occurs with respect to the Notes, or in connection with any other right of the holder of the global notes under the indenture, the note depositary will take such action as it is requested to do so in writing by the clearing agencies, provided that the note depositary has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of note depositary interests.

     Amendment and Termination. We may agree with the note depositary from time to time to amend the note deposit agreement. We shall not seek the consent of the clearing agencies in connection with any of the following amendments to the note deposit agreement:

          o to cure any formal defect, omission, inconsistency or ambiguity in the note deposit agreement;

          o    to add to our or the note depositary's covenants and agreements;

          o to effect the assignment of the note depositary's rights and duties to a qualified successor;

          o to comply with the US Securities Act of 1933, as amended, the US Exchange Act of 1934 or the US Investment Company Act of 1940, as amended, or any other applicable securities laws;

          o to modify the note deposit agreement in connection with an amendment to the indenture that does not require the consent of the holders of the Notes of such series; or

          o to modify, alter, amend or supplement the note deposit agreement in any other respect not inconsistent with such agreement which, in the opinion of our legal counsel, is not adverse to the clearing agencies or the beneficial owners of note depositary interests.

     We will not amend the note deposit agreement without your consent if the amendment would adversely affect your interests as a holder or a beneficial owner of the note depositary interests.

     If we issue definitive Notes in exchange for an entire global note, the note depositary, as holder of the global note, will surrender the global note against receipt of the definitive Notes, distribute the definitive Notes to the persons and in the amounts as specified by the relevant clearing agency and the note deposit agreement will terminate with respect to such Notes. The note deposit agreement may also be terminated upon the resignation of the note depositary if no successor has been appointed within 90 days as described further under '-Resignation of note depositary' below. For a more detailed description of the issue of definitive Notes please see '-Definitive Notes' below.

     Resignation of note depositary. The note depositary may resign at any time as note depositary. If a successor note depositary meeting the requirements specified in the note deposit agreement has agreed to enter into arrangements with the same effect as the note deposit agreement, the note depositary shall deliver the global note to that successor. If no such successor has so agreed within 90 days, the terms of the note deposit agreement will oblige the note depositary to request that we issue definitive Notes. On receipt of definitive Notes, the note depositary will surrender the global note and distribute such definitive Notes in accordance with the directions of the clearing agencies. The note deposit agreement will then terminate with respect to such Notes.

     Obligations of note depositary. The note depositary assumes no obligation or liability under the note deposit agreement other than to act in good faith without gross negligence or wilful misconduct in the performance of its duties.

     Definitive Notes. If you hold an interest in the note depositary interests you are entitled to request and receive definitive Notes in registered form in respect of your interest if the relevant clearing agency in respect of such Notes notifies us and the note depositary that it is unwilling to or unable to continue to hold the note depositary interests or, in the case of DTC, if at any time it ceases to be a 'clearing agency' registered under the Exchange Act and, in either case, we do not appoint a successor to such clearing agency within 90 days. In addition, we will also issue definitive Notes in registered form at any time if:

          o the note depositary notifies us that it is unwilling or unable to continue as note depositary with respect to the global notes and no successor note depositary is appointed within 90 days;

          o we decide, in our sole discretion, to issue definitive Notes in registered form in respect of any series of Notes; or

          o you, as owner of a beneficial interest in the note depositary interests request, in writing delivered to the note depositary upon the instructions of the relevant clearing agency, the issuance of definitive Notes in exchange for your note depositary interest.

     We have issued definitive Notes in denominations of US$1,000 or
(euro)1,000, (or integral multiples thereof) in registered form only, without Coupons, in respect of the Dollar Notes and the Euro Notes, as the case may be. The definitive Notes have been registered in the name or names of such person or persons as the note depositary has notified to the trustee based on the instructions of the clearing agencies. Such instructions may be based upon directions received by the clearing agencies from their participants with respect to ownership of beneficial interests in the note depositary interests.

You should be aware that under current UK tax law if Notes are issued in definitive registered form, you may become subject to UK withholding tax on any payments of interest on the Notes (although under current UK tax laws in effect as at 30 September 2003, the conversion to definitive registered form itself should not result in any UK withholding tax liability on any payments of interest on the Notes). For further information on the tax consequences of holding definitive registered Notes, please see 'Taxation-UK Taxation'. If you request and are issued definitive Notes, as described above, we will not pay you any additional amounts with respect to such Notes. For a further description of additional amounts that we may be required to pay, please see '-Additional Amounts'.

Additional Amounts

     We make all payments on the Notes without deduction or withholding for any UK taxes or other governmental charges unless such deduction or withholding is required by law. If any such deduction or withholding is required to be made under the provisions of any applicable UK law or regulation, (including if we fail to list the Notes on a recognised stock exchange), we pay such additional amounts as may be necessary so that the net amounts paid to you, after such deduction or withholding, are not less than the amount you would have received if such deduction or withholding had not taken place.

     Our obligation to pay additional amounts is subject to several important exceptions. We do not pay additional amounts to you for or on account of any of the following:

          o any UK taxes or other governmental charges which have been imposed because of the existence of a present or past connection between you and the United Kingdom, other than just your receipt of such payment, or your owning or holding the Notes, outside of the United Kingdom;

          o the relevant Note or Coupon or other means of payment of interest in respect of Notes:

               -    is presented for payment in the United Kingdom; or

               - is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that you would have been entitled to such additional amount on presenting the same for payment at the close of such 30 day period.


     We will not pay additional amounts with respect to Notes converted by you into definitive registered form. We are, however, required to pay additional amounts if we cause, at our discretion, the Notes to be converted into definitive registered form. In this circumstance we would not be entitled to redeem the Notes. We agree that at least one paying agent for each series of Notes will be located outside the European Union and, for so long as the Notes of any series are listed on the London Stock Exchange, we will maintain a paying agent in London.

     References to principal of and any premium and interest on the Notes includes any additional amounts which are payable in the manner described above.

Redemption

     We may, at our option, redeem the Notes of any series on more than 30 but less than 60 days notice, at a redemption price which is equal to the principal amount of the Notes of such series, plus any accrued interest, to the date fixed for redemption if we determine, at any time, that:

          o in making any payment under the Notes of any series we would become obliged to pay additional amounts as described in the indenture and under '-Additional Amounts' above as a result of a change in any UK law or regulation affecting the taxation of the Notes which becomes effective after the issue date of the Notes of such series. We will not give a notice to redeem the Notes of such series more than 90 days before the earliest date on which we would be obliged to pay these additional amounts; or

          o the payment of interest in respect of the Notes of such series will be treated as a 'distribution' within the meaning of Section 209 of the Income and Corporation Taxes Act 1988 of the United Kingdom, as a result of any change in UK law or in its interpretation, providing such change or interpretation becomes effective on or after the date of issue of the Notes.

     We, or any of our subsidiary undertakings may, in accordance with applicable law, purchase Notes for our own account. Under the practices of the Financial Services Authority at the date of this prospectus, any optional tax redemption and any other optional redemption or purchase (other than market-making purchases) requires the prior consent of the Financial Services Authority.

Modification and Waiver

     The indenture contains provisions for convening meetings of holders of any series of Notes to consider matters affecting their interests.

     We, together with the trustee, are permitted to modify or amend the indenture with respect to the Notes without your consent for certain specified purposes and otherwise with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, we cannot make the following changes to the indenture without the consent of all affected holders of outstanding Notes:

          o change the due date for principal, or any instalment of interest or additional amounts payable on, any Note or Coupon;

          o reduce the principal amount, premium, interest or additional amounts payable on, any Note or Coupon;

          o    change our obligation to pay additional amounts;

          o change the place of payment or, other than as described below, currency of payment of principal, premium or interest payable on any Note or Coupon;

          o impair your right to sue for the enforcement of any payment with respect to any Note or Coupon;

          o reduce the percentage of holders whose consent is required to modify or amend the indenture with respect to waiving compliance with certain provisions of the indenture or waiving certain defaults;

          o change our obligations to maintain an office or agency in the places and for the purposes required by the indenture;

          o change the subordination provisions of the Notes in any manner which is adverse to your interests;

          o reduce the requirements contained in the indenture for quorum or voting; or

          o modify or affect in any manner our obligations regarding the due and punctual payment of principal, any premium, and interest on the Notes which is adverse to your interests.

     The holders of a majority in principal amount of the outstanding Notes of a series may, on behalf of all holders of Notes of that series, waive our obligation to comply with certain restrictive provisions of the indenture before the time for such compliance. The holders of a majority in principal amount of the outstanding Notes of a series may, on behalf of all holders of Notes of that series, waive any past Event of Default or Default under the indenture with respect to Notes of that series, except (1) a default in the payment of any instalment of interest and (2) an Event of Default or Default in respect of a covenant or provision, the modification or amendment of which would require the consent of each affected holder.

Defaults and Event of Default

     You will have special rights if an Event of Default or a Default occurs in respect of any series of Notes and is not cured.

     Save as described below, it shall be an Event of Default only if:

          o an order is made by an English court for our winding up, and such order is not successfully appealed within 30 days of it being made, or

          o an effective resolution is validly adopted by our shareholders for our winding up.

     If an Event of Default occurs and has not been cured with respect to a series of Notes, the trustee may, and if so requested by the holders of at least 25 per cent in principal amount of the outstanding Notes of such series shall, declare the entire principal amount, together with accrued but unpaid interest with respect to the Notes of such series, due and payable immediately. After such declaration, but before a judgment or decree based on such declaration has been obtained, the holders of a majority in principal amount of the outstanding Notes of such series may, under certain circumstances, rescind and annul such declaration.

     It shall be a Default with respect to Notes of a series if any of the following occurs:

          o we do not pay when due any instalment of interest upon any Note and such failure continues for 14 days; or

          o we do not pay within 7 days of its due date all or any part of the principal or any premium on any Note whether such sum was due on maturity, redemption or otherwise.

     If a Default occurs, the trustee may start proceedings in England (but not elsewhere) for us to be wound up.

     It shall not be a Default in respect of such Notes if we withhold or refuse payment:

          o in order to comply with any applicable law or regulation or any court order; or

          o in the case of doubt as to the validity or applicability of any law, regulation or court order, in accordance with advice given to us by independent legal advisers acceptable to the trustee during 14 days in the case of payment of interest or 7 days in the case of payment of all or part of principal or premium;

     The trustee may give us a notice requiring us to take such action as the trustee is advised by its counsel is appropriate and reasonable in the circumstances to resolve such doubt, in which case, we shall forthwith take such action and shall be bound by any final resolution of the doubt. If any such resolution determines that the payment can be made without violating any applicable law, regulation or court order then the payment shall become due and payable 14 days (in the case of payment of interest) or 7 days (in the case of payment of all or part of principal or premium) after the trustee gives us written notice informing us of the resolution.

     If we do not pay any instalment of interest on the relevant interest payment date or all or any part of principal on the maturity date in a series of Notes, our obligation to make such payment on the relevant interest payment date or maturity date, shall be deferred until:

          o in the case of a payment of interest, the date upon which a dividend is paid on any class of our share capital;

          o in the case of a payment of principal, the first business day after the date which falls six months after the original maturity date.

     If we fail to make any payment before the deferred interest payment date or deferred maturity date, this will not constitute a Default by us or otherwise allow you to sue us for such payment or to take any other action. Each deferred payment will accrue interest at the rate applicable to such Notes. Any deferred payment will not be treated as being due for any purpose until the deferred interest payment date or deferred maturity date, as the case may be. We may only defer any payment of interest or principal in a series of Notes once.

     After the end of each fiscal year, we will provide a certificate to the trustee signed by certain of our officers stating whether an Event of Default or a Default under the indenture has occurred.

     You will have no other remedies against us except as specifically provided by the indenture whether for the recovery of amounts owing or in respect of any breach by us of any obligation, condition or provision, under the indenture or the Notes or otherwise. You may only start proceedings against us with respect to the indenture, the Notes or for any remedy thereunder, if you have previously given to the trustee written notice of a continuing Event of Default or Default and if the following conditions have been met:

          o if the holders of at least a majority in aggregate principal amount of the outstanding Notes of such series have made a written request to the trustee and offered the trustee reasonable protection against expenses and liability to institute such proceedings as trustee; and

          o the trustee has failed to institute such proceedings within 60 days.

     The trustee is not under an obligation to take any of the actions referred to above, unless the holders of the Notes have offered the trustee an indemnity which is reasonably satisfactory to it where an Event of Default or Default has occurred and has not been cured with respect to the Notes of a particular series. If a suitable indemnity is provided to the trustee, the holders of a majority of the outstanding Notes of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or in exercising any trust or power conferred on the trustee with respect to the Notes of such series.

     The indenture provides that the trustee will, within 90 days after the occurrence of an Event of Default or Default with respect to the Notes of a series, give you notice of such Event of Default or Default, unless such Event of Default or Default shall have been cured or waived by the holders within such time period. The trustee may not issue such a notice if it reasonably determines in good faith that the withholding of such notice is in your interest.

     Notwithstanding anything stated in this 'Description of Subordinated Notes', nothing will, without your consent, impair your right to sue for any payments due but unpaid with respect to your Notes. Accordingly, unless you otherwise consent, you will have the right to sue (without having to require the trustee to take action) for a payment of interest or principal if we do not make such payment on the deferred interest payment date or deferred maturity date, as the case may be.

Consolidation, Merger and Sale of Assets

     We may, without your consent, consolidate with, or merge into, or sell, transfer, lease or convey our assets substantially as an entirety to any corporation organised under the laws of the United Kingdom, provided that

          o any successor corporation expressly assumes our obligations under the Notes and the indenture,

          o after giving effect to the transaction, no Event of Default or Default and no event which, after notice or lapse of time or both, would become an Event of Default or Default shall have occurred and be continuing and

          o    certain other conditions are satisfied.

Assumption of Obligations

     Any company which is our subsidiary may assume our obligations under any series of the Notes provided, that

          o the successor entity shall expressly assume our obligations by an amendment to the indenture, in a form satisfactory to the trustee, and we shall, by an amendment to the indenture, unconditionally guarantee all of such successor entity's obligations under the Notes of such series and the indenture,

          o the successor entity will agree to pay additional amounts to the holders as described in the indenture and as described under the section headed '-Additional Amounts' above (provided, however, that for these purposes such successor entity's country of organisation will be substituted for the references to the United Kingdom), and

          o immediately after giving effect to the assumption of the successor entity, no Event of Default or Default and no event which, after notice or lapse of time or both, would become an Event of Default or Default with respect to the Notes of such series shall have occurred and be continuing.

     Upon its assumption, the successor entity will have all our rights and powers under the indenture with respect to the Notes of such series as if it had been named in our place under the indenture.

Concerning the Trustee

     Except during the continuance of an Event of Default or a Default, the trustee will only be liable for performing those duties which are specifically set forth in the indenture. In the event that an Event of Default or Default shall occur (and shall not have been cured or waived), the trustee will be required to exercise its power with the degree of care and skill of a prudent person in the conduct of such person's own affairs.

Governing Law

     The indenture and the Notes of each series are governed by and construed in accordance with the laws of the State of New York. The subordination provisions of the indenture and the Notes are governed by English law.

Jurisdiction; Consent to Service

     We have consented to the jurisdiction of the courts of the State of New York and the US courts located in the City of New York with respect to any action that may be brought in connection with the indenture or the Notes of any series and we have appointed HSBC Bank USA as our agent for service of process.

                                    TAXATION

     This section discusses the material UK tax and US federal income tax consequences of the ownership of the debt securities by a holder that is a citizen or resident of the United States or a US corporation or that otherwise is subject to US federal income taxation on a net income basis in respect of the Notes (a "US Holder"). This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. We have assumed that you are familiar with the tax rules applicable to investments in securities generally and with any special rules to which you may be subject. In particular, this discussion applies to investors that hold debt securities beneficially as capital assets and does not address the tax treatment of investors that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, persons that control (directly or indirectly) 10 percent or more of our voting stock or who are otherwise connected with us for the purposes of the UK Income and Corporation Tax Acts, persons that elect mark-to-market treatment, persons that hold debt securities as a position in a straddle, conversion transaction, synthetic security, or other integrated financial transaction, and persons whose functional currency is not the US dollar.

     The statements regarding UK and US tax laws and administrative practices set forth below are based on the laws in force on the date of this prospectus supplement. These laws and practices are subject to change without notice. You should consult your own adviser as to the tax consequences of the purchase, ownership and disposition of debt securities in light of your particular circumstances, including the effect of any state, local or other national laws. For a more complete discussion of the UK tax and US federal income tax consequences please see the accompanying prospectus.

UK Taxation

     This summary does not address the tax consequences to a person (i) that is resident (or, in the case of an individual, ordinarily resident) in the United Kingdom for UK tax purposes, or (ii) except where specific reference is made, that is carrying on a trade, profession or vocation in the United Kingdom through a permanent establishment in connection with which payments are received or to which the Notes are attributable.

     The statements regarding UK tax laws and practices set forth below, including the statements regarding the US/UK double taxation convention relating to income and capital gains (the 'Treaty'), are based on those laws and practices and the Treaty as in force and as applied in practice on the date of this prospectus and are subject to changes to those laws and practices and the Treaty, and any relevant judicial decision, subsequent to the date of this prospectus.

     The following summary, which is not intended to be exhaustive, describes certain UK tax matters with respect to the Notes.

Payments

     Payments of principal on the Notes in accordance with the procedures described above under 'Description of Subordinated Notes' will not be subject to withholding or deduction for or on account of UK taxation. Payments of interest on the Notes in accordance with such procedures will not be subject to withholding or deduction for or on account of UK taxation as long as the Notes are listed on the London Stock Exchange or any other 'recognised stock exchange' within the meaning of Section 841 of the Income and Corporation Taxes Act 1988.

     In all other cases payments of interest will be made after deduction of income tax at the lower rate (currently 20pct.), subject to any direction to the contrary from the UK Inland Revenue in respect of such relief as may be available to certain holders of Notes pursuant to the provisions of any applicable double taxation convention. A US holder of Notes entitled to the benefit of the Treaty may be eligible to recover in full any UK tax withheld from payments of interest to which such holder is beneficially entitled by making a claim on the appropriate form under the Treaty. Further, a US holder may make a claim in advance of a payment of interest and if the claim is accepted by the Inland Revenue it will authorise payments to the US holder to be made without deduction of UK withholding tax.

     Interest on the Notes has a UK source and accordingly may be chargeable to UK tax. However, where the payments are paid without withholding or deduction on account of UK tax, interest on the Notes will not be chargeable to UK tax in the hands of holders of Notes who are not resident in the United Kingdom for UK tax purposes, except where such persons carry on a trade, profession or vocation in the United Kingdom through a UK permanent establishment in connection with which the interest is received or to which the Notes are attributable, in which case the UK permanent establishment may be chargeable to UK tax.

     The Council of the European Union has adopted a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, the UK will be required to provide to the tax authorities of another Member State details of payments of interest (or other similar income) paid by a person within its jurisdiction to or for the benefit of an individual resident in that other Member State. It is expected that the directive will take effect from January 1, 2005.

Disposal (including Redemption)

     A US holder of Notes will not be liable to UK taxation in respect of a disposal (including redemption) of a Note, any profit accrued in respect of a Note or any change in the value of a Note (including any profit or change in value arising from foreign exchange movements) unless at the time of the disposal the US holder carries on a trade, profession or vocation in the United Kingdom through a permanent establishment and the Note was used in or for the purposes of the trade, profession or vocation or acquired for use and used by or held for the purposes of that permanent establishment.

Stamp Duty and Stamp Duty Reserve Tax

No UK stamp duty or stamp duty reserve tax will be payable on the issue, transfer by delivery or redemption of the global Notes and an agreement to transfer the Notes will not give rise to a liability for UK stamp duty reserve tax.

US Taxation

         A US Holder of the notes will be required to include payments of interest on a note as ordinary interest income at the time that such payments accrue or are received (in accordance with such holder's method of tax accounting). Interest on the notes will constitute foreign source income.

         If you are not a US Holder, the interest payments that you receive on the notes generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service (the "IRS") to establish that you are not a US Holder.

Purchase, Sale and Retirement of the Notes. Your basis in a note for United States federal income tax purposes generally will equal the cost of such note to you. Upon the sale, exchange or retirement of a note, you generally will recognise a gain or loss equal to the difference between the amount realised on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and your tax basis in the note. If a United States person receives foreign currency in respect of the sale, exchange or retirement of a note, the amount realised generally will be the US dollar value of the foreign currency received, calculated at the exchange rate in effect at the time of the sale, exchange or retirement. Any gain or loss that you recognise on the sale, exchange or retirement of a note generally will be a long-term capital gain or loss if you have held the note for more than one year at the time of disposition. If you are an individual holder, the net amount of long-term capital you gain generally will be subject to taxation at preferential rates. Your ability to offset capital losses against ordinary income is limited.

         If you are not a US Holder, any gain you realize on a sale or exchange of the notes generally will be exempt from United States federal income tax, including withholding tax, unless:

          o your gain is effectively connected with your conduct of a trade or business in the United States or

          o you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either
               (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

US Information Reporting and Backup Withholding. The paying agent will be required to file information returns with the IRS with respect to payments made to certain US Holders. If you are a US Holder, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a US Holder, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a US Holder.

                              PLAN OF DISTRIBUTION

     HSBC Securities (USA) Inc., an affiliate of HSBC Holdings, will use this prospectus in connection with offers and sales of the Notes in market-making transactions from time to time. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. In these transactions, HSBC Securities
(USA) Inc. may act as principal, or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some transactions.

     Other affiliates of HSBC Holdings may also engage in transactions of this kind and may use this prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of HSBC Holdings, however, is obligated to make a market in the Notes and may stop doing so at any time without notice.

     HSBC Holdings does not expect to receive the proceeds from market-making transactions. HSBC Holdings does not expect HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions to pay the proceeds from their market-making resales to HSBC Holdings.

     HSBC Securities (USA) Inc. does not expect the amount of Notes held, as a result of market-making resales, by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price of the Notes.

     HSBC Bank plc acted as the lead underwriter in connection with the original offering and sale of the Notes. The underwriting syndicate received underwriting compensation in the form of a discount totaling $4,500,000 for the Dollar Notes and (euro)1,350,000 for the Euro Notes.

     In this prospectus the term "offering" means the initial offering of the Notes, which occurred in connection with their original issuance on or about 24 June 1999. This term does not refer to any subsequent resale of the Notes by HSBC Securities (USA) Inc. or other affiliates in market-making transactions.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the securities to be offered hereby will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, London, England, our US counsel and by Norton Rose, London, England, our English solicitors. Cleary, Gottlieb, Steen & Hamilton may rely as to all matters of English law on Norton Rose. Norton Rose may rely as to all matters of New York law on Cleary, Gottlieb, Steen & Hamilton.

                                     EXPERTS

     The consolidated financial statements of HSBC as at 31 December 2002 and 31 December 2001 and for each of the years in the three-year period ended 31 December 2002 have been audited and reported upon by KPMG Audit Plc, Chartered Accountants and Registered Auditors. Such financial statements have been incorporated by reference herein and in the registration statement in reliance upon the report with respect thereto of KPMG Audit Plc, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information of HSBC as at 30 June 2003, and for the six months then ended, incorporated by reference herein, KPMG Audit Plc has reported that they applied limited procedures in accordance with professional standards in both the United Kingdom and the United States for a review of such information. However, their separate report included in HSBC's interim report as furnished on Form 6-K containing interim results for the six-month period ended 30 June 2003, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. KPMG Audit Plc is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information of HSBC because that report is not a report or a part of the registration statement prepared or certified by KPMG Audit Plc within the meaning of Sections 7 and 11 of the Securities Act of 1933.

     The financial information in respect of HSBC contained in this document (and in any information incorporated by reference into this document other than HSBC's annual report on Form 20-F/A) does not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985. Full audited accounts for HSBC Holdings plc for the years ended 31 December 2002, 2001 and 2000 have been delivered to the Registrar of Companies in England and Wales and KPMG Audit Plc has given reports under Section 235 of the Companies Act on such accounts, which were unqualified reports within the meaning of Section 237(2) or
(3).

     The consolidated financial statements of Household International, Inc. as at 31 December 2002 and 2001 and for each of the years in the three-year period ended 31 December 2002, which are included in the 2002 Annual Report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by HSBC Holdings or any of the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of HSBC Holdings since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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

                                     PART II

                     Information Not Required in Prospectus

Item 8.  Indemnification of Directors and Officers

     The relevant provisions of the statutes are sections 310 and 727 of the Companies Act. Section 310 provides:

          (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

          (2) Except as provided by the following subsection, any such provision is void.

          (3)  This section does not prevent a company:

               (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

               (b) from indemnifying any such officer or auditor against any liability incurred by him:

                    (i) in defending any proceedings (whether civil or criminal) in which judgement is given in his favour or he is acquitted, or

                    (ii) in connection with any application under section 144(3)
                         or (4) (acquisition of shares by innocent nominee) or
                         section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

     Section 727 provides:

          (1) If any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

          (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

          (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgement to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

     Article 168 of the Articles of Association of the Company provides:

         168.1 Subject to the provisions of the Act, but without prejudice to any indemnity to which he may be otherwise entitled, every Director, alternate Director, Secretary or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all costs, charges, losses, damages and liabilities incurred by him in the actual or purported execution and/or discharge of his duties or exercise of his powers or otherwise in relation thereto, including (without prejudice to the generality of the foregoing) any liability incurred defending any proceedings (whether civil or criminal) which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour or in which he is acquitted or which are otherwise disposed of without an finding or admission of any material breach of duty on his part or in connection with any application in which relief is granted to him by any court of competent jurisdiction from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

Item 9.  Exhibits and Financial Statement Schedules

Number  Description

1*      Form of Purchase Agreement.
3*      Memorandum and Articles of Association of the Registrant.
4.1*    Form of Indenture relating to the Notes (including forms of Notes).
4.2*    Form of Note Deposit Agreement.
5*      Opinion of Cleary, Gottlieb, Steen & Hamilton, US counsel to the
        Registrant.
10.1* Transaction Agreement and Plan of Merger, dated as at 10 May, 1999, by and among HSBC Holdings, Republic of New York Corporation and Safra Republic Holdings S.A.
10.2* Stockholders Agreement, dated as at 10 May, 1999, by and among RNYC Holdings Limited, Congregation Beit Yaakov, Saban S.A., Edmond J. Safra and HSBC Holdings plc.
12*     Computation of Ratios of Earnings to Combined Fixed Charges.
21* Subsidiaries of the Registrant (included in the Consolidated Financial Statements).
23.2*   Consent of KPMG Audit Plc.
23.3*   Consent of Cleary, Gottlieb, Steen & Hamilton (included in 5.1 above).
23.4    Consent of KPMG Audit Plc.
23.5    Consent of KPMG LLP.
23.6    Letter of Awareness of KPMG Audit Plc.
24*     Powers of Attorney.
25* Statement of Eligibility and Qualification of The Chase Manhattan Bank, New York as Trustee on Form T-1.

*Previously filed


Item 10. Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 per cent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by
               Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                HSBC Holdings plc

                                                  By:    /s/ D J Flint

                                                  Name:  D J Flint

                                                  Title:  Group Finance Director

                                                  Date:  30 September 2003

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on 30 September 2003.



Signatures                              Capacity


--------------------------------        Group Chairman and Director
Sir John Bond++


--------------------------------        Deputy Chairman and senior non-executive
The Baroness Dunn, DBE*++               Director


--------------------------------        Deputy Chairman and senior indpendent
Sir Brian Moffat, OBE+++                non-executive Director


--------------------------------        Group Chief Executive and Director
S K Green++


--------------------------------        Group Finance Director and Director
D J Flint++


--------------------------------        Chief Operating Officer and Director
A W Jebson


--------------------------------        Director
W F Aldinger


--------------------------------        Director
The Lord Butler, KG, GCB, CVO+++


--------------------------------        Director
R K F Ch'ien, CBE+++


--------------------------------        Director
C F W de Croisset


--------------------------------        Director
W R P Dalton++


--------------------------------        Director
D G Eldon++


--------------------------------        Director
W K L Fung, OBE+


--------------------------------        Director
S Hintze+


--------------------------------        Director
Sir John Kemp-Welch+


--------------------------------        Director
Lord Marshall*++


--------------------------------        Director
Sir Mark Moody-Stuart, KCMG+


--------------------------------        Director
S W Newton+


--------------------------------        Director
H Sohmen, OBE*++


--------------------------------        Director
C S Taylor+


--------------------------------        Director
Sir Brian Williamson, CBE+


                                        By:   /s/ D J Flint

                                        Name: D J Flint

                                        Title:  Attorney-in-fact

* Non-executive Director
+ Independent non-executive Director
++ By Attorney-in-fact

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorised representative of HSBC Holdings in the United States on 30 September 2003.
                                               By:   /s/ Philip S Toohey

                                               Name: Philip S Toohey

                                               Title: Authorised Representative:

                                               Date:  30 September 2003

                                  EXHIBIT INDEX

Number  Description

1*      Form of Purchase Agreement.
3*      Memorandum and Articles of Association of the Registrant.
4.1*    Form of Indenture relating to the Notes (including forms of Notes).
4.2*    Form of Note Deposit Agreement.
5*      Opinion of Cleary, Gottlieb, Steen & Hamilton, US counsel to the
        Registrant.
10.1* Transaction Agreement and Plan of Merger, dated as at 10 May, 1999, by and among HSBC Holdings, Republic of New York Corporation and Safra Republic Holdings S.A.
10.2* Stockholders Agreement, dated as at 10 May, 1999, by and among RNYC Holdings Limited, Congregation Beit Yaakov, Saban S.A., Edmond J. Safra and HSBC Holdings plc.
12*     Computation of Ratios of Earnings to Combined Fixed Charges.
21* Subsidiaries of the Registrant (included in the Consolidated Financial Statements).
23.2*   Consent of KPMG Audit Plc.
23.3*   Consent of Cleary, Gottlieb, Steen & Hamilton (included in 5.1 above).
23.4    Consent of KPMG Audit Plc.
23.5    Consent of KPMG LLP.
23.6    Letter of Awareness of KPMG Audit Plc.
24*     Powers of Attorney.
25* Statement of Eligibility and Qualification of The Chase Manhattan Bank, New York as Trustee on Form T-1.

*Previously filed